Exhibit 32.1
Certification Pursuant to 18 U.S.C. Sec. 1350

In connection with the filing by The RMR Group Inc. (the “Company”) of the Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “Report”), each of the undersigned hereby certifies, to the best of his knowledge:

1)The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2)The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Adam D. Portnoy	/s/ Matthew P. Jordan
Adam D. Portnoy Managing Director, President and Chief Executive Officer (principal executive officer)	Matthew P. Jordan Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

Date: August 1, 2024